UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 8, 2025, the Hartman Group distributed the following letter to shareholders:

🚨   Silver Star’s Illegal Proxy Solicitation – Here’s What You Need to Know  🚨

Dear Fellow Shareholder,

We want to alert you to a serious issue.

Silver Star Properties is currently prohibited by federal law from soliciting proxy votes. According to the SEC’s June 25, 2025 comment letter, Silver Star has not filed its required audited financial statements. Until they do, they are not legally allowed to solicit your proxy vote.

📄   Read the SEC Letter Here

Despite this, Silver Star’s proxy solicitors are calling shareholders on recorded lines to collect proxy votes under the guise of “we have no record of your vote”.

What You Should Do:

✅   If you receive a call from Silver Star or Alliance Advisors, HANG UP.
✅   Do NOT engage. They may try to use your conversation as a vote.
✅   If you happen to take the call and are confused or feel pressured, simply say:

“I have already voted with the Hartman team. I do not need to vote again.”

✅   If you’ve already voted for the Hartman Shareholder Alliance on the BLUE proxy card or by phone, your vote is secure.

✅   You do NOT need to vote on the WHITE card.

Silver Star has triggered a second “poison pill” — a legal maneuver used to block shareholder action and entrench the incumbents — and has announced a new meeting and record date. As part of this, each shareholder, other than the Acquiring Person (who is blocked from receiving additional shares), will receive two additional shares of common stock, resulting in your owning 3 shares instead of the 1 you held prior to the trigger of the pill.

The Hartman Shareholder Alliance is honoring that split. Your vote on the BLUE card will count for your full share amount.

We’re here to protect your vote — and your investment.

See the attached proxy letter for more details. Click here to read the full letter.

If you have not voted, call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

If you have any questions, contact us at IR@hartman-investments.com.

Thank you for standing with us.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.